Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 200,776 shares of its common stock pertaining to the 2014 Employee Stock Purchase Plan of Genocea Biosciences, Inc. of our report dated March 21, 2014, with respect to the financial statements of Genocea Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 27, 2014